Filed pursuant to Rule 433
Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the SPDR® Gold Shares due November 3, 2028
Term Sheet to Preliminary Pricing Supplement dated October 24, 2025

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlyings:	The S&P 500® Index and the SPDR® Gold Shares
Pricing Date*:	October 31, 2025
Issue Date*:	November 5, 2025
Maturity Date*:	November 3, 2028
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:
If the closing value of the Lowest Performing Underlying on the Call Date is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium.

Call Date*:	November 5, 2026
Call Premium:	At least 12.50% of the principal amount
Lowest Performing Underlying:	The Lowest Performing Underlying is the Underlying with the lowest Performance Factor on the Call Date or the Final Calculation Day, as applicable.
Performance Factor:
With respect to an Underlying on the Call Date or the Final Calculation Day, its closing value on the Call Date or the Final Calculation Day, as applicable, divided by its Starting Value (expressed as a percentage).

Call Settlement Date:	Three business days after the Call Date.
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be greater than, equal to or less than the principal amount per Security:
●
if the Ending Value of the Lowest Performing Underlying is greater than or equal to its Starting Value:
$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying × Upside Participation Rate)
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If the Ending Value of the Lowest Performing Underlying is less than its Starting Value but greater than or equal to its Threshold Value: $1,000; or
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If the Ending Value the Lowest Performing Underlying is less than its Threshold Value:
$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying)

Starting Value:	With respect to each Underlying, its closing value on the Pricing Date
Ending Value:	With respect to each Underlying, its closing value on the Final Calculation Day
Threshold Value:	With respect to each Underlying, 50% of its Starting Value.
Upside Participation Rate:	150%
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711JV97
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.
Hypothetical Payout Profile***

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
150% Participation Rate
Call Date (Call Premium: 12.50%)
50% contingent downside
Percentage Change of Lowest Performing Underlying
-50%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return at Maturity
Hypothetical Return of Lowest Performing Underlying
Hypothetical Call Premium

*** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.
If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, even if the closing value of the Lowest Performing Underlying on the Call Date significantly exceeds its Starting Value. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of either Underlying at the Upside Participation Rate.
If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will lose more than 50%, and possibly all, of the principal amount of your Securities on the Maturity Date.
The initial estimated value of the Securities as of the pricing date is expected to be between $904.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-10 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-25 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870425018087/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-10 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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The Securities do not bear interest.
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If the Securities are automatically called, your return will be limited to the Call Premium.
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The Call Premium or Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Call Date or the Final Calculation Day, as applicable.
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The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing value of one Underlying is always greater than or equal to its Starting Value or Threshold Value.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Call Settlement Date or the Maturity Date may be postponed if the Call Date or Final Calculation Day is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.
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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

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Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
o
Changes that affect the Index may adversely affect the value of the Securities and any payments on the Securities.
o
We cannot control actions by any of the unaffiliated companies whose securities are included in the Index.
o
We and our affiliates have no affiliation with the index sponsor and have not independently verified its public disclosure of information.
o
Risks associated with the fund underlying index, or the underlying assets of the Fund, will affect the value of the Fund and hence the value of the Securities.
o
Changes that affect the Fund or its fund underlying index may adversely affect the value of the Securities and any payments on the Securities.
o
We cannot control actions by any of the unaffiliated companies whose securities are held by or included in the Fund or its fund underlying index.
o
We and our affiliates have no affiliation with the fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.
o
There are risks associated with funds.
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There are risks associated with commodities trading on the London Bullion Market Association.
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The performance of the GLD may be influenced by gold prices.
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There is no direct correlation between the value of the Securities or the price of the GLD, on the one hand, and gold prices, on the other hand.
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Gold prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the GLD.
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The value of the GLD may not fully replicate the price of gold.
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Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
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The GLD is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended.
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The performance of the GLD may not correlate with the performance of its underlying commodity as well as the net asset value (“NAV”) per share of the GLD, especially during periods of market volatility.
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The anti-dilution adjustments will be limited.
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The publisher or the sponsor or investment advisor of the Underlying may adjust the Underlying in a way that affects its price, and the publisher or the sponsor or investment advisor has no obligation to consider your interests.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated October 24, 2025, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.